CONTRIBUTION AGREEMENT

         This CONTRIBUTION AGREEMENT (this "Agreement"), dated as of the later of the dates set forth on the signature page hereof, is made by and between "New Company Corp.", a Florida corporation ("New Company"), and the party listed on the signature page hereof (the "Buyer Group Member").

W I T N E S S E T H:

         WHEREAS, the Buyer Group Member owns the issued and outstanding shares of common stock, par value $.001 per share, of Strategic Capital Resources, Inc. (the "Company") set forth on the signature page hereof ("Company Common Stock"); and

         WHEREAS, the Buyer Group Member has agreed to contribute his, her or its Company Common Stock to New Company in exchange for a number of whole  shares of common stock of New Company equal to the number of shares of Common Company Stock contributed to New Company.

         NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto agree as follows:

1.  CONTRIBUTION OF COMPANY COMMON STOCK.

         Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein, at Closing (as defined in Section 3 below), the Buyer Group Member shall contribute to New Company all of his, her or its Company Common Stock, free and clear of any and all liens or encumbrances of any nature whatsoever.

2.   ISSUANCE OF NEW COMPANY COMMON STOCK.

         In exchange for and in consideration of the contribution of the Company Common Stock, and subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein, at Closing, New Company shall issue and deliver to the Buyer Group Member a number of whole  shares of common stock, par value $.001 per share, of New Company ("New Company Common Stock") equal to the number of shares of Company Common Stock contributed to New Company.

3.  CLOSING.

         3.1  Closing.  Closing shall take place at the offices of Tescher Lippman & Valinsky, 100 Northeast Third Avenue, Fort Lauderdale, Florida, 33301 or at such other place as the parties hereto may mutually agree, after the last of the conditions set forth in Article VIII of the Agreement and Plan of Merger between the Company and New Company dated _________, 2003 (the "Merger Agreement") has been fulfilled or waived but prior to the Effective Time (as defined in the Merger Agreement).

         3.2  Action By New Company.  Subject to the terms and conditions herein contained, at Closing, New Company shall deliver to the Buyer Group Member stock certificates representing the number of shares of New Company Common Stock as set forth on the signature page hereof.

         3.3  Action By Buyer Group.  Subject to the terms and conditions herein contained, at Closing, the Buyer Group Member shall deliver to New Company stock certificates representing his, her or its Company Common Stock ownership as set forth on the signature page hereof, which certificates shall be endorsed in blank or accompanied by stock powers endorsed in blank.

4.  REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

         4.1  Representations of the Buyer Group Member.  The Buyer Group Member represents and warrants that he, she or it is the record and beneficial owner of the shares of Company Common Stock as set forth on the signature page hereof. The Buyer Group Member has good and marketable title to such Company Common Stock, free and clear of any liens or other claims, security interests, pledges, or encumbrances of any nature whatsoever. The Buyer Group Member has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver his, her or its Company Common Stock to New Company, and upon delivery to New Company of the certificates representing such shares, either endorsed in blank for transfer or together with appropriately executed stock powers with respect thereto, New Company shall acquire good and marketable title to such shares, free and clear of any liens or encumbrances of any nature whatsoever. This Agreement has been duly executed and delivered by the Buyer Group Member and is a valid and binding agreement enforceable against the Buyer Group Member in accordance with its terms.

         4.2  Representations of New Company.  New Company represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to carry on business as presently conducted by it. New Company has duly authorized the issuance of the shares of New Company Common Stock upon the terms set forth herein by all requisite corporate action, and this Agreement has been duly authorized, executed and delivered by New Company and is a valid and binding agreement enforceable against New Company in accordance with its terms.

5.  SURVIVING COMPANY.  Pursuant to the Merger Agreement, the Company shall be the entity to survive the merger, and the Buyer Group Member shall ultimately own shares of common stock in the Company.

6.  MISCELLANEOUS PROVISIONS.

         6.1  Buyer Group Member Acting Individually.  In executing this Agreement, the Buyer Group Member is acting individually, and not jointly with other similarly situated owners of Company Common Stock.

         6.2  No Shared Voting or Disposition Authority.  By entering into this Agreement, the Buyer Group Member does not agree to confer upon any other person or share the power to dispose or vote or direct the disposition or voting of his, her or its Company Common Stock. Without limiting the generality of the foregoing, the Buyer Group Member has not agreed, and is not obligated, to vote his, her or its Company Common Stock in favor of the transactions contemplated by the Merger Agreement.

         6.3  No Formation of Group.  The Buyer Group Member, by executing this Agreement or otherwise, does not intend to become a member of a "group" as defined under Section 13 of the Securities Exchange Act of 1934.

         6.4  Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

         6.5  Amendment; Binding Effect. This Agreement may only be amended by a written instrument executed by the parties hereto. This Agreement shall inure to the benefit of and bind the respective parties, successors and assigns.

         6.6   Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), or hand delivery, addressed to New Company or to the Buyer Group Member, as the case may be, as set forth on the signature page hereto.

         6.7  Waiver. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

         6.8  Applicable Law: Jurisdiction and Venue; Service of Process; Waiver of Trial by Jury; Attorney's Fees.  This Agreement and the legal relations between the parties hereto shall be deemed made in, governed by, and construed solely in accordance with, the substantive laws of the State of Florida, without giving effect to the principles of choice or conflict of laws thereof.  Jurisdiction and venue for any action or proceeding brought by or between the parties relating to this Agreement, shall be solely in the federal and/or state courts located in Palm Beach County, Florida.  The parties  hereby consent solely to the jurisdiction and venue of such courts, and agree that they shall not contest or challenge the jurisdiction or venue of such courts.  Each of the parties agree that service of any process, summons, notice or document, by United States registered or certified mail, to their address as set forth herein or as may otherwise be changed pursuant to the notice provisions hereof, shall be effective service of process for any action, suit or proceeding brought against it in any such court.  In recognition of the fact that the issues which would arise under this Agreement are of such a complex nature that they could not be properly tried before a jury, each of the parties waives trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs.

         6.9  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         6.10  Headings.  Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

         6.11  Captions; Rule of Construction That Ambiguities are to be Construed Against the Drafter Not Applicable.  This Agreement  is to be construed fairly and simply and not strictly for or against either of the parties hereto.  The section headings contained herein are for convenience of reference only, and shall not affect the meaning or interpretation of any provision hereof.  The parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel, and therefore, agree that the rule of construction that ambiguities shall be construed against the drafter shall not be applicable.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties hereto as of the dates set forth below.

Date: ___________, 2003	New Company Corp.

By: ________________________________
_________________, President

Date: ___________, 2003

Name

Address

Number of shares of New Company common stock to be delivered:_____________________

Number of shares of Strategic Capital Resources, Inc. common stock to be delivered:________